THIRD AMENDMENT TO CREDIT AGREEMENT
                 AND OTHER TRANSACTION DOCUMENTS

     This Third Amendment to Credit Agreement and Other Transaction Documents (the "Agreement"), made as of the 17th day of May, 1999, by and between FLEET NATIONAL BANK, a national banking association with its principal office at 111 Westminster Street, Providence, Rhode Island 02903, in its capacity as agent and as lender ("Lender") (sometimes hereinafter referred to as "Agent" or "Lender", as appropriate depending on responsibility) and FRENCH FRAGRANCES, INC., a Florida corporation with its principal place of business at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014 ("Borrower").

                       W I T N E S S E T H:

     WHEREAS, pursuant to the terms and conditions of that certain Credit Agreement dated May 13, 1997 between Borrower and Lender, as amended by a First Amendment to Credit Agreement and Other Transaction Documents dated as of December 31, 1997 and as further amended by a Second Amendment to Credit Agreement and Other Transaction Documents dated as of November 13, 1998 (as amended, the "Credit Agreement"), Lender agreed to make a revolving credit loan available to Borrower, subject to the terms and conditions of the Credit Agreement; and

     WHEREAS, Borrower has requested and Lender has agreed to renew the revolving credit loan facility; and

     WHEREAS, Lender is willing to amend the Credit Agreement subject to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for good and valuable other consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1.  Defined Terms.

     All capitalized terms not defined herein shall have the same meaning ascribed to such terms as provided in the Credit Agreement.

     Section 2.  Representations and Warranties.

     Borrower hereby represents and warrants to Lender that:

     (a) Borrower is duly organized, validly existing and in good standing as a corporation in the state of its incorporation, and is in good standing and is qualified to do business as a foreign corporation in all other jurisdictions where it is required to be so qualified, except such jurisdictions, if any, in which the failure to be so qualified will not have a material adverse effect on the financial condition, business, assets, operations or properties of Borrower. Borrower has all requisite power and authority to own and lease its assets and properties and to conduct its business in the manner presently conducted by it.

     (b) Borrower has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the execution, delivery and performance by Borrower of this Agreement has been duly authorized by all requisite action. This Agreement has been duly executed and delivered by Borrower, and is the valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms.

     (c) The execution, delivery and performance by Borrower of this Agreement will not violate or contravene (i) the articles of incorporation or by-laws of Borrower, (ii) any provision of any law, rule or regulation applicable to Borrower, (iii) any order, writ, judgment, injunction, decree, determination or award of any court or other agency of government to which Borrower is bound, or (iv) any other agreement, lease, indenture or instrument to which Borrower is a party or by which Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever, upon any properties or assets of Borrower pursuant to any such other agreement, lease, indenture or instrument.

     (d) There is no action, suit or proceeding at law or in equity or by or before any court, governmental instrumentality or other agency pending, or to Borrower's knowledge, threatened against, or in any way affecting Borrower which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of Borrower.

     (e) No consent, approval or authorization from, or filing of any declaration or statement with, any court, governmental instrumentality or other agency is required in connection with or as a condition to the execution, delivery or performance of this Agreement, by Borrower.

     (f) Except as set forth in Schedule I attached hereto, Borrower hereby reaffirms and restates, as of the date hereof, all of the representations and warranties made by it in the Credit Agreement, as amended by this Agreement, except to the extent altered by actions permitted pursuant to the terms thereof or expressly contemplated pursuant to the terms hereof, or to the extent Lender has been advised in writing of any inaccuracy with respect to such representations or warranties and have waived the same in writing.

     (g) No Event of Default exists under the Credit Agreement, or any event which, with the giving of notice or passage of time or both, would constitute such an Event of Default, has occurred which has not been waived in writing by Lender or which will not be cured upon the execution and delivery by Borrower of this Agreement.

     Section 3.  Amendments to Credit Agreement.

     The Credit Agreement is hereby amended, effective as of the date hereof, as follows:

     Section 3.01.  Amendments to Definitions.

     The definitions of "Applicable Eurodollar Rate Margin",
"Applicable Revolving Funded Debt Rate", "Borrowing Base", "Eligible Inventory", "Revolving Credit Maturity Date" and "Subordinated
Debentures" set forth in Section 1.01 of the Credit Agreement are hereby amended to read in their entirety as follows:

     "Applicable Eurodollar Rate Margin" shall mean,

     if the Funded Debt to              then the Applicable
     Capital Base is:                   Eurodollar Rate Margin is:

     greater than
     2.00 : 1.00                        2.125%

     less than or equal to
     2.00 : 1.00 but greater than
     1.50 : 1.00                        1.875%

     less than or equal
     to 1.50 : 1.00                     1.625%.

     "Applicable Revolving Funded Debt Rate" shall mean the rate of interest which corresponds to the Funded Debt to Capital Base ratio as follows:

     Funded Debt to
     Capital Base                            Interest Rate

     greater than 2.00:1.00                  Prime Rate + .50%
     less than or equal to 2.00:1.00         Prime Rate + .25%
     but greater than 1.50:1.00

     less than or equal to 1.50:1.00         Prime Rate.

     "Borrowing Base" shall mean, as of any date, the sum of, without duplication, (i) eighty-five percent (85%) of Approved Eligible Accounts Receivable determined as of such date, plus, (ii) eighty percent (80%) of Eligible Accounts Receivable (other than Approved Eligible Accounts Receivable) determined as of such date, plus (iii) fifty percent (50%) of Eligible In-House Inventory; provided that the portion of the Borrowing Base derived from clause (iii) shall be capped at Twenty-Five Million Dollars ($25,000,000), and provided further that there shall be a reserve against total Eligible In-House Inventory of One Million Two Hundred Thousand Dollars ($1,200,000). The foregoing definition of "Borrowing Base", including the respective percentages set forth therein, may be amended from time to time by the execution and delivery of an Amendment Letter or other written instrument executed by Borrower and Lenders.

     "Eligible Inventory" shall mean the lower of fair market value or cost of Borrower's inventory of raw materials, work-in-process and finished goods determined on a consolidated FIFO basis in accordance with GAAP which, as of the day preceding any calculation of the Revolving Credit Commitment, is in good condition, meets all standards imposed by any governmental agency or department or division thereof having regulatory authority over such goods, their use, manufacture and/or sale, is currently usable or currently saleable in the normal course of the applicable Borrower's business, is not on consignment to or from any Person and is not otherwise deemed by the Majority Lenders in their reasonable discretion to be ineligible less any Ineligible Inventory.

     "Revolving Credit Maturity Date" shall mean May 31, 2002, as extended from time to time by the execution and delivery of an Amendment Letter or other written instrument executed and delivered by Lenders hereunder.

     "Subordinated Debentures" shall mean the FMG Subordinated
Debentures, the 7.5% Convertible Debentures, the JPF Debentures and the PSI Debenture.

     Section 3.02.  Additional Definitions.

     Section 1.01 of the Credit Agreement is hereby further amended by adding the following new definitions:

     "Ineligible Inventory" shall mean all inventory over fifty percent (50%) of Inventory which is subject to a Non-Permissible
Licensing Agreement".

     "Non-Permissible Licensing Agreement" shall mean any licensing agreement for the manufacturing and distribution of fragrance products and related cosmetic products which does not allow Agent, on behalf of the Lenders, to sell the applicable Inventory back to the licensor at cost or/and sell such Inventory for a period of at least ninety days following notice by Agent to the licensor of its intention to do so in the event such agreement is terminated.".

     "PSI Debenture" shall mean the $500,000 Junior Subordinated
Debenture issued by Borrower to Paul Sebastian, Inc.

     Section 3.03.  Amendment to Section 2.03.

     Section 2.03 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

     "Section 2.03.  The Revolving Credit Commitment.

          (a) The Revolving Credit Commitment shall be equal to the lesser of:

          (i)  the Borrowing Base as in effect from time to time, or

               (ii)  Fifty Million Dollars ($50,000,000).

     (b) The Borrowing Base shall be adjusted upon Agent's review and acceptance of (i) each monthly Borrowing Base Certificate submitted by Borrower or (ii) any additional information obtained by Agent
(including any Request for Advance or updated Borrowing Base
Certificates) relating to the determination of Eligible Accounts
Receivable and Eligible Inventory.

     (c) Borrower may, at its option, upon prepayment of all outstanding principal of and interest on the Revolving Credit Notes in accordance with the terms of Section 2.06 hereof, and upon thirty (30) days' prior written notice to Agent, cancel the Revolving Credit Commitment. Borrower may, at its option, upon thirty (30) days' prior written notice to Agent, but not more frequently than two (2) times in any fiscal year of Borrower, reduce the Revolving Credit Commitment by an amount not less than One Hundred Thousand Dollars ($100,000), or, if a greater amount, in integral multiples of Fifty Thousand Dollars ($50,000); provided, however, that the Revolving Credit Commitment shall not at any time be reduced by operation of this Section 2.03(c) to an amount less than the aggregate unpaid principal amount then outstanding under the Revolving Credit Notes and to an amount equal to the face amount of any Letters of Credit still outstanding. Any such reduction or cancellation shall be irrevocable and shall not affect any of the obligations or liabilities of Borrower to Lenders under the Revolving Credit Notes (except to the extent prepaid).".

     Section 3.04.  Amendment to Section 2.07.

     Section 2.07 of the Credit Agreement is hereby amended to read in its entirety as follows:

     "Section 2.07.  Revolving Credit Unused Commitment Fee.

     Borrower hereby agrees to pay to Agent for the account of each Lender computed from the Closing Date to and including the Revolving Credit Maturity Date, a revolving credit commitment fee in an amount equal to the applicable percentage of the average daily unused portion of the Revolving Credit Commitment (as in effect as of the date of any determination thereof, giving effect to any adjustment pursuant to Section 2.03) based on the following:

     if the Funded Debt to              then the Applicable
     Capital Base is:                   Percentage is:

     greater than
     2.00 : 1.00                        .375%

     less than or equal to
     2.00 : 1.00 but greater than
     1.50 : 1.00                        .25%

     less than or equal
     to 1.50 : 1.00                     .25%.

payable quarterly in arrears, commencing July 31, 1997 and continuing on the last day of each October, January, April and July thereafter and payable upon payment in full of the Revolving Credit Notes and cancellation of the Revolving Credit Commitment, and on the Revolving Credit Maturity Date. Such fee shall be computed on the basis of a 360-day year, counting the actual number of days elapsed.".

     Section 3.05.  Amendment to Section 4.11.

     Subsection (b) of Section 4.11 of the Credit Agreement is hereby amended to read in its entirety as follows:

     "(b) The aggregate outstanding amount of all Letters of Credit issued pursuant hereto shall at no time exceed a face amount equal to Ten Million Dollars ($10,000,000).".

     Section 3.06.  Amendment to Article V.

     Article V of the Credit Agreement is hereby amended by adding the following new subsection:

     "Section 5.21.  Year 2000.

     To Borrower's knowledge, Borrower has taken or will take all necessary action to assess, evaluate and correct all of the hardware, software, embedded microchips and other processing capabilities it uses so that it will be able to function properly and without interruption or ambiguity using date information before, during and after January 1, 2000.".

     Section 3.07.  Amendment to Section 7.09.

     Section 7.09 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

     "Section 7.09. Shareholders' Equity Base. Maintain at the end of each fiscal quarter Shareholders' Equity Base at least equal to $60,000,000 ("Minimum Amount") from the Closing Date through and including the fiscal quarter ending January 31, 1999; provided, however, such Minimum Amount shall be increased ninety (90) days following each fiscal year end after January 31, 1999 in an amount equal to 50% of the net income of Borrower for the preceding fiscal year, and; provided further, the Minimum Amount shall be immediately increased by an amount equal to the net proceeds received by Borrower as a result of any Public Offering, upon Borrower's receipt of the net proceeds therefrom.".

     Section 3.08.  Amendment to Article VII.

     Article VII of the Credit Agreement is hereby amended by adding a new Section 7.13 as follows:

     "Section 7.13.  Distribution Agreements.

     "With respect to distribution agreements entered into by Borrower after the date of this Third Amendment (and excluding product acquired through license agreements or purchase orders), Borrower agrees to use commercially reasonable efforts to obtain the agreement of the manufacturer to allow Borrower or Agent, (on behalf of the Lenders), as the case may be, the right upon termination of the distribution agreement, to sell the Inventory sold under such distribution agreement for a period of at least ninety (90) days following termination or to require the manufacturer to repurchase such

Inventory at cost. Upon execution of any such agreement, Borrower agrees to deliver a copy to Lender."

     Section 3.09.  Amendment to Section 8.01.

     Subsection (f) of Section 8.01 of the Credit Agreement is hereby amended by deleting the numerical reference to "$12,560,034" and replacing it with "$15,000,000".

     Section 3.10.  Amendment to Section 8.09.

     Section 8.09 of the Credit Agreement is hereby amended by deleting subsection (f) and replacing it with the following two subsections:

     "(f) provided no Event of Default exists, to the stockholders of the Borrower in order to repurchase such shares in an amount up to an aggregate of Five Million Dollars ($5,000,000); and

     (g) additional Restricted Distributions (exclusive of those set forth in subsections (a) through (f) hereof) in an amount not to exceed $50,000 in the aggregate per annum.".

     Section 3.11.  Amendment to Section 8.10.

     Section 8.10 of the Credit Agreement is hereby amended to read in its entirety as follows:

     "Section 8.10. Capital Expenditures. Make Capital Expenditures during any fiscal year in excess of $4,000,000.".

     Section 3.12.  Amendment to Article IX.

     Article IX of the Credit Agreement is hereby amended by deleting in subsections (e) and (i) the numerical reference to "$100,000" and replacing it in both places with "$500,000".

     Section 3.13.  Amendment to Article IX.

     Article IX of the Credit Agreement is further amended by deleting in subsection (k) the numerical reference to "$50,000" and replacing it with "$250,000".

     Section 3.14.  Amended Exhibit.

     Exhibit A attached hereto is hereby intended to replace Exhibit B to the Credit Agreement and is hereby intended to read as Exhibit B - Amended.

     Section 4.  Security Documents.

     (a) Borrower and Lender each hereby confirm that all references to the "Credit Agreement" or the "Agreement" in any of the Security Documents shall be deemed to be references to the Credit Agreement as amended hereby; that the obligations of Borrower under the Credit Agreement, as amended hereby, and fees and expenses in connection therewith constitute additional indebtedness, liabilities and obligations of Borrower to Lender, all of which are secured by the Security Documents, and that all references to "indebtedness" and/or "obligations" secured by such instruments shall be deemed amended to include all obligations of Borrower in respect of the Credit Agreement as amended hereby.

     (b) Borrower hereby ratifies and reaffirms its grant and conveyance to Agent for the ratable benefit of the Lenders of a security interest in and lien upon all collateral covered by any of the Security Documents.

     (c) Borrower and Lender each hereby confirm that nothing contained herein or done pursuant hereto shall limit or be construed to limit the security interest or lien previously granted by Borrower to Agent for the ratable benefit of the Lender under any of the Security Documents, or the priority thereof over other liens, encumbrances and security interests. Except as amended hereby, the Security Documents shall remain in full force and effect and Borrower hereby ratifies and confirms the Security Documents in all other respects, including, without limitation, the continuing grant of a lien on and interest in the collateral covered thereby.

     Section 5.  Conditions Precedent to Second Amendment.

     The effectiveness of the transactions described herein shall be subject to the following conditions:

     (a) This Agreement and the First Amendment to Security Agreement shall have been executed and delivered by Borrower and Lender.

     (b) The fees and disbursements of Lender and Lender's counsel shall be paid in full on the Effective Date.

     (c) Borrower shall have executed and/or delivered to Agent the following:

          (i) Certificate of the Secretary or Assistant Secretary of Borrower certifying as to the due authorization, execution and delivery by Borrower of this Agreement; and

          (ii) Certificate of the Secretary or Assistant Secretary of Borrower certifying as to the names of the officers of Borrower authorized to sign this Agreement, and any other documents or certificates to be delivered pursuant to this Agreement, together with the true signatures of such officers. Lender may conclusively rely on such certificates until Agent shall receive a further certificate of the Secretary or an Assistant Secretary of Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

     (d) All legal matters relating to this Agreement shall be satisfactory to Lender and its counsel.

     Section 6.  Ratification.

     Borrower hereby ratifies and confirms all of its obligations, covenants, duties and agreements set forth in the Credit Agreement, as amended by the terms hereof. All references to the "Credit Agreement" or the "Agreement" contained in the Credit Agreement, the Notes, the Security Documents and all other documents and instruments evidencing obligations of Borrower under or in connection with the Credit Agreement, the Notes or the Security Documents, shall be deemed to be amended to refer to the Credit Agreement, as amended by the terms hereof.

     Section 7.  Expenses.

     All costs and expenses, including reasonable attorneys' fees, relating to the negotiation, preparation, execution and delivery of this Agreement and all instruments, agreements and documents contemplated hereby shall be the responsibility of Borrower.

     Section 8.  Miscellaneous.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island applicable to contracts made and to be performed within such State. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     Section 9.  No Defenses.

     Borrower hereby acknowledges and agrees that the Credit
Agreement, as amended by the terms hereof, and the other Transaction

Documents are not subject as of the date hereof to any defenses, rights of setoff, claims or counterclaims that might limit the enforceability thereof.

     Section 10.  Facility Fee.

     In consideration of Lender's commitment to enter into this Agreement, Borrower hereby agrees to pay to Lender a facility fee equal to One Hundred Thousand Dollars ($100,000).


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

LENDER:
     FLEET NATIONAL BANK


     By /s/ Douglas E. Scala
        --------------------
        Douglas E. Scala
        Senior Vice President


AGENT:
     FLEET NATIONAL BANK


     By /s/ Douglas E. Scala
        --------------------
        Douglas E. Scala
        Senior Vice President



BORROWER:
     FRENCH FRAGRANCES, INC.


     By /s/ Oscar E. Marina
        -------------------
        Vice President

EXHIBIT B- Amended

BORROWING BASE CERTIFICATE


Fleet National Bank
111 Westminster Street                  Date:
Providence, RI 02903

Attention:  Douglas E. Scala
           Senior Vice President

Ladies and Gentlemen:

     Pursuant to the provisions of Section 2.01 of that certain Credit Agreement (as amended, the "Agreement") dated as of May 13, 1997, among Fleet National Bank, as agent, French Fragrances, Inc., as Borrower, and Fleet National Bank, as a lender, the undersigned hereby represents and warrants that the aggregate principal amount of Advances (as defined in the Agreement) outstanding under the Revolving Credit Notes dated as of May 13, 1997, (as amended, the "Note") of the undersigned in the aggregate principal amount of $50,000,000, after taking into consideration the amount of the Advance, if any, requested this date, is less than or equal to the "Revolving Credit Commitment" (as defined in the Agreement) in effect on the date hereof (as calculated below in accordance with the Agreement).

Commitment:  Lesser of:

     A.   $50,000,000

     (or)

     B.   Borrowing Base:

1.   Total Accounts Receivable (as of        , 19  ):  $________

     (a)  Approved Eligible Accounts Receivable

      0-30   Days:  $__________
     31-60  Days:   $__________
     61-90  Days:   $__________

          Total Approved Eligible AR:   $_________
          Percentage advance:                 85%
          Approved AR Borrowing Base:   $_________

     (b) Eligible Accounts Receivable (other than Approved Eligible Accounts Receivable):

      0-30   Days:  $__________
     31-60  Days:   $__________
     61-90  Days:   $__________

          Total Eligible AR:  $_________
          Percentage advance:                  80%
          Approved AR Borrowing Base:   $_________

          TOTAL AR BORROWING BASE       $_________

2.   Inventory Borrowing Base

     (a)  Eligible In-House Inventory; at    $________

     (b)  Less a reserve against Total Eligible In-House Inventory of
$1,200,000

     (c)  Capped at a maximum of $25,000,000


          TOTAL INVENTORY
          BORROWING BASE $_________

3.   Total Borrowing Base:

     AR Borrowing Base:       $_________
     plus
     Inventory Borrowing Base      $_________

          TOTAL     $_________


                                          Very truly yours

                                          FRENCH FRAGRANCES, INC.



                                          By:
                                          Title: